Exhibit 99.1 1 Autolus Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Business Updates • AUCATZYL® (obecabtagene autoleucel) U.S. commercial launch progressing on track with 33 authorized treatment centers as of March 19, 2025, following US FDA approval on November 8, 2024 • Obe-cel MHRA and EMA marketing authorizations expected in H2 2025 • Initial six patients dosed in Phase 1 dose confirmation trial in Systemic Lupus Erythematosus (SLE) • Company to provide clinical development program updates, including plans for expansion in autoimmune diseases, at R&D investor event to be held on April 23rd • Conference call to be held today at 08:30 am EDT/12:30 pm GMT: conference call participants should pre-register using the link at the bottom of this press release LONDON, March 20, 2025 -- Autolus Therapeutics plc (Nasdaq: AUTL), an early commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation programmed T cell therapies, announces its operational and financial results for the full year ended December 31, 2024. “Reflecting on 2024, it was a year of strong execution leading to significant achievements for Autolus, including our strategic deal with BioNTech and corresponding financing to bolster our balance sheet, commencing GMP operations at our in-house CAR T manufacturing facility, and finishing the year with our first FDA approval and the commercial launch of AUCATZYL®,” said Dr. Christian Itin, Chief Executive Officer of Autolus. “As a result, we were well positioned to attain our most important goal of bringing this transformative therapy to patients in need. Physician enthusiasm for AUCATZYL is high, demonstrated by the 33 treatment centers we now have fully authorized as of March 19, 2025. We’re encouraged by our launch progress to date.” “As we begin 2025, we have two key objectives: execute on the commercial launch of AUCATZYL in adult ALL both in the U.S. and entering new markets; and establish the next wave of investments to expand the obe-cel opportunity, advance our clinical pipeline and drive future growth. We look forward to discussing our plans to continue to expand our clinical pipeline and strategy at our R&D event in April.” Key updates and anticipated milestones:

Exhibit 99.1

- *AUCATZYL® US launch*
  - AUCATZYL was approved by the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with relapsed or refractory B-cell acute lymphoblastic leukemia on November 8, 2024
  - AUCATZYL is the first CAR T therapy approved by the FDA with no requirement for a REMS (Risk Evaluation Mitigation Strategy) program
  - In December 2024, the National Comprehensive Cancer Network® (NCCN) added AUCATZYL (obecabtagene autoleucel) to its Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for the treatment of adult patients with relapsed/refractory B-cell precursor acute lymphoblastic leukemia (r/r B-ALL)
  - The US commercial launch progresses on track, with 33 centers authorized as of March 19, 2025 (versus the Company's initial target of 30 by the end of Q1 2025), covering approximately 60% of the target U.S. patient population
  - Patient access to AUCATZYL is progressing well, with coverage secured for greater than 85% of total U.S. medical lives
  - Autolus continues to expect to complete authorization of 60 treatment centers by the end of 2025, covering approximately 90% of the target patient population

- *Obe-cel in r/r adult B-ALL – The FELIX Study and regulatory updates*
  - In December 2024, the *New England Journal of Medicine* published data from the pivotal Phase 1b/2 FELIX clinical trial of obecabtagene autoleucel (obe-cel) in relapsed/refractory (r/r) adult B-cell Acute Lymphoblastic Leukemia (ALL). The data from the trial demonstrate high rates of durable responses with low incidence of greater than Grade 3 immune-related toxicity
  - In February 2025, the FDA published a summary of the approval of AUCATZYL on *JAMA Insights*, citing the product's complete remission rate
  - Obe-cel is under regulatory review in both the EU and the U.K., and the Company expects to receive notification of approval status from the Medicines and Healthcare products Regulatory Agency (MHRA) and European Medicines Agency (EMA) in H2 2025
  - Post period, Autolus submitted obe-cel for appraisal by the U.K. National Institute for Health and Care Excellence (NICE), and a decision is expected at the time of a potential MHRA approval
  - Autolus has presented updated data on obe-cel in adult ALL at the Society of Hematologic Oncology (SOHO) meeting in August 2024, the Lymphoma, Leukemia & Myeloma Congress in October 2024, the American Society of Hematology (ASH) Meeting in December 2024, and post-period at TANDEM 2025. The data presented at these conferences builds on previously published obe-cel data, highlighting its tolerability and long-term responses. In addition, a health economic cost model has

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Exhibit 99.1

been presented, directly comparing the cost of serious adverse events across various comparable CAR-T cell therapies.

- Abstracts were accepted at the European Society for Blood and Marrow Transplantation (EBMT) Annual Meeting being held in Florence, Italy, March 30 - April 2, 2025, and the British Society for Haematology Annual Meeting in Glasgow, UK, April 27-29, 2025. The abstracts include review of data on obe-cel in adult ALL and specifically, a sub analysis of patients 55 and older.

- *Obe-cel in B-cell mediated autoimmune diseases*
  - The Phase 1 dose confirmation clinical trial (CARLYSLE) in refractory systemic lupus erythematosus (SLE) patients is ongoing, with all six patients dosed. Autolus will present the initial data from this trial and development plans at its R&D event being held on April 23, 2025, and is targeting H2 2025 for the presentation of full data with longer term patient follow-up.

- *Early-stage pipeline programs and collaborations*
  - Clinical programs AUTO8 and AUTO6NG are progressing, and the Company is planning updates for programs at its R&D event which will be held on April 23, 2025.
  - BioNTech's product option for AUTO1/22 was not exercised as a result of BioNTech's pipeline prioritization, and has expired as of February 8, 2025.

<u>Q4 2024 Operational Updates:</u>

- The FDA approval for AUCATZYL triggered a $30 million milestone payment to Autolus from Blackstone in accordance with the terms of the collaboration agreement between the parties. In addition, Autolus has made a £10 million regulatory milestone payment to UCL Business Ltd. in accordance with the license agreement between the parties
- The Nucleus, Autolus' proprietary CAR T manufacturing facility designed for 2,000+ batches per year, is now licensed by the FDA and MHRA to produce commercial supply.

<u>2025 Expected News Flow:</u>

Initial data from SLE Phase 1 study	23 April
Company R&D event	23 April
Initial data from PY01 trial of obe-cel in pediatric ALL	H2 2025
Notification from UK and EU regarding approval in ALL	H2 2025
SLE Phase 1 trial presentation at medical conference	H2 2025

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Exhibit 99.1 4 Financial Results for the Year Ended December 31, 2024 Cash, cash equivalents and marketable securities at December 31, 2024, totaled $588.0 million, as compared to $239.6 million at December 31, 2023. The increase was primarily driven by proceeds from the strategic collaboration with BioNTech and the Company’s concurrent equity financing to bolster the balance sheet ahead of its U.S. commercial launch. Loss from operations for the year ended December 31, 2024 was $241.4 million, as compared to $179.7 million for the year ended December 31, 2023. Cost of sales totaled $11.4 million following the receipt of FDA approval for obe-cel. This amount represents the cost of commercially available plant capacity that will no longer be classified as research and development expense even though it was not associated with product sales in the period. Research and development expenses increased from $130.5 million to $138.4 million for the year ended December 31, 2024, compared to the same period in 2023. This change was primarily due to increases in employee salaries and related costs, and manufacturing costs related to obe-cel, partially offset by a decrease in professional fees and facilities costs. Selling, general and administrative expenses increased from $46.7 million to $101.1 million for the year ended December 31, 2024, compared to the same period in 2023. This increase was primarily due to salaries and other employment-related costs, driven by increased headcount supporting U.S. commercialization activities. Net loss was $220.7 million for the year ended December 31, 2024, compared to $208.4 million for the same period in 2023. Basic and diluted net loss per ordinary share for the year ended December 31, 2024, totaled $(0.86), compared to basic and diluted net loss per ordinary share of $(1.20) for 2023. Autolus estimates that, with its current cash and cash equivalents and marketable securities, it is well capitalized to drive the launch and commercialization of obe-cel in r/r adult B-ALL in the U.S., UK and EU, as well as to advance its pipeline development plans, which includes providing runway to data in the first pivotal clinical trial of obe-cel in autoimmune disease.

Exhibit 99.1 5 Financial Results for the Year Ended December 31, 2024 Selected Consolidated Balance Sheet Data (In thousands) December 31, 2024 2023 Assets Cash and cash equivalents $ 227,380 $ 239,566 Marketable securities - Available-for-sale debt securities $ 360,643 $ — Total current assets $ 660,929 $ 275,302 Total assets $ 782,725 $ 375,381 Liabilities and shareholders’ equity Total current liabilities $ 60,743 $ 44,737 Total liabilities $ 355,400 $ 263,907 Total shareholders' equity $ 427,325 $ 111,474 Selected Consolidated Statements of Operations and Comprehensive Loss Data (In thousands, except share and per share amounts) Year Ended December 31, 2024 2023 Total revenue, net $ 10,120 $ 1,698 1,698 Cost and operating expenses: Cost of sales (11,387) — Research and development expenses, net1 (138,436) (130,481) Selling, general and administrative expenses (101,086) (46,745) Loss on disposal of property and equipment (223) (3,791) Impairment of operating lease right-of-use and related property equipment (414) (382) Loss from operations (241,426) (179,701) Total other income (expenses), net 22,292 (28,701) Net loss before income tax (219,139) (208,402) Income tax (expense) benefit (1,528) 19 Net loss attributable to ordinary shareholders (220,667) (208,383) Other comprehensive (loss) income, net of tax (182) 9,906 Total comprehensive loss $ (220,844) $ (198,477) Basic and diluted net loss per ordinary share $ (0.86) $ (1.20) Weighted-average basic and diluted ordinary shares 255,161,038 173,941,926 1 Includes the presentation of U.K. SME R&D Tax Credit with Income tax benefit as contra research and development expense in the amounts of $19.7 million and $19.5 million for the years ended December 31, 2024, and 2023, respectively.

Exhibit 99.1 6 Conference Call Management will host a conference call and webcast today at 8:30am EDT/12:30pm GMT to discuss the company’s financial results. Conference call participants should pre-register using this link to receive the dial-in numbers and a personal PIN, which are required to access the conference call. A simultaneous audio webcast and replay will be accessible on the events section of Autolus’ website at https://www.autolus.com/investor-relations-media/events/. R&D Investor Event On Wednesday, April 23, 2025, Autolus will present an update on clinical pipeline programs, including investments to expand the obe-cel opportunity; presentation of initial data in six patients from the ongoing CARLYSLE Phase 1 trial in systemic lupus erythematosus (SLE); and plans for expansion in autoimmune diseases. The event will begin at 8:30am EDT and will be held in New York City. Space is limited. To inquire about in-person attendance please email: susan@sanoonan.com. A live webcast of the presentation will also be available in the Events section of the Company’s website. About Autolus Therapeutics plc Autolus Therapeutics plc (Nasdaq: AUTL) is an early commercial biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has an FDA approved product, AUCATZYL, and a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com About obe-cel FELIX clinical trial Autolus’ Phase 1b/2 clinical trial of obe-cel enrolled adult patients with r/r B-precursor ALL. The trial had a Phase 1b component prior to proceeding to the single arm, Phase 2 clinical trial. The primary endpoint in the pivotal cohort was overall response rate, and the secondary endpoints included duration of response, MRD negative complete remission rate and safety. The trial enrolled over 100 patients across 30 of the leading academic and non-academic centers in the United States, United Kingdom and Europe. [NCT04404660] About AUCATZYL® (obecabtagene autoleucel, obe-cel, AUTO1) AUCATZYL is a B-lymphocyte antigen CD19 (CD19) chimeric antigen receptor (CAR) T cell therapy designed to overcome the limitations in clinical activity and safety compared to current CD19 CAR T cell therapies. AUCATZYL is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. AUCATZYL was approved by the FDA for the

Exhibit 99.1 7 treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia on November 8, 2024. In the EU, a regulatory submission to the EMA for AUCATZYL was accepted in April 2024, and in the UK, an MAA was submitted to MHRA for AUCATZYL in July 2024. INDICATION AUCATZYL® is a CD19-directed genetically modified autologous T cell immunotherapy indicated for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia (ALL). IMPORTANT SAFETY INFORMATION WARNING: CYTOKINE RELEASE SYNDROME, NEUROLOGIC TOXICITIES, and SECONDARY HEMATOLOGICAL MALIGNANCIES • Cytokine Release Syndrome (CRS) occurred in patients receiving AUCATZYL. Do not administer AUCATZYL to patients with active infection or inflammatory disorders. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS. • Immune Effector Cell-Associated Neurotoxicity Syndrome (ICANS), including fatal and life-threatening reactions, occurred in patients receiving AUCATZYL, including concurrently with CRS or after CRS resolution. Monitor for neurologic signs and symptoms after treatment with AUCATZYL. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage neurologic toxicities. Provide supportive care and/or corticosteroids, as needed. • T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies. WARNINGS AND PRECAUTIONS Cytokine Release Syndrome (CRS) Cytokine Release Syndrome (CRS) occurred following treatment with AUCATZYL. CRS was reported in 75% (75/100) of patients including Grade 3 CRS in 3% of patients. The median time to onset of CRS was 8 days following the first infusion (range: 1 to 23 days) with a median duration of 5 days (range: 1 to 21 days). The most common manifestations of CRS included fever (100%), hypotension (35%), and hypoxia (19%). Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage CRS. During and following treatment with AUCATZYL, closely monitor patients for signs and symptoms of CRS daily for at least 14 days at the healthcare facility following the first infusion. Continue to monitor patients for CRS for at least 4 weeks following each infusion with AUCATZYL. Counsel patients to seek immediate medical attention should signs or symptoms of CRS occur at any time. At the first sign of CRS, immediately evaluate the patient for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines. Neurologic Toxicities Neurologic toxicities including Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS), which were fatal or life-threatening, occurred following treatment with AUCATZYL. Neurologic toxicities were reported in 64% (64/100) of patients, including Grade ≥ 3 in 12% of patients. The

Exhibit 99.1 8 median time to onset of neurologic toxicities was 10 days (range: 1 to 246 days) with a median duration of 13 days (range: 1 to 904 days). Among patients with neurologic toxicities, the most common symptoms (> 5%) included ICANS (38%), headache (34%), encephalopathy (33%), dizziness (22%), tremor (13%), anxiety (9%), insomnia (9%), and delirium (8%). Immune Effector Cell-associated Neurotoxicity Syndrome (ICANS) ICANS events occurred in 24% (24/100) of patients, including Grade ≥ 3 in 7% (7/100) of patients. Of the 24 patients who experienced ICANS, 33% (8/24) experienced an onset after the first infusion, but prior to the second infusion of AUCATZYL. The median time to onset for ICANS events after the first infusion was 8 days (range: 1 to 10 days) and 6.5 days (range: 2 to 22 days) after the second infusion, with a median duration of 8.5 days (range: 1 to 53 days). Eighty-eight percent (21/24) of patients received treatment for ICANS. All treated patients received high-dose corticosteroids and 42% (10/24) of patients received anti-epileptics prophylactically. Prior to administering AUCATZYL, ensure that healthcare providers have immediate access to medications and resuscitative equipment to manage ICANS. Counsel patients to seek medical attention should signs or symptoms of neurologic toxicity/ ICANS occur. At the first sign of Neurologic Toxicity /ICANS, immediately evaluate patients for hospitalization and institute treatment with supportive care based on severity and consider further management per current practice guidelines. Effect on Ability to Drive and Use Machines Due to the potential for neurologic events, including altered mental status or seizures, patients receiving AUCATZYL are at risk for altered or decreased consciousness or coordination in the eight weeks following AUCATZYL infusion or until resolution of the neurological event by the treating physician. Advise patients to refrain from driving and engaging in hazardous occupations or activities, such as operating heavy or potentially dangerous machinery, during this initial period. Prolonged Cytopenias Patients may exhibit cytopenias including anemia, neutropenia, and thrombocytopenia for several weeks after treatment with lymphodepleting chemotherapy and AUCATZYL. In patients who were responders to AUCATZYL, Grade ≥ 3 cytopenias that persisted beyond Day 30 following AUCATZYL infusion were observed in 71% (29/41) of patients and included neutropenia (66%, 27/41) and thrombocytopenia (54%, 22/41). Grade 3 or higher cytopenias that persisted beyond Day 60 following AUCATZYL infusion was observed in 27% (11/41) of patients and included neutropenia (17%, 7/41) and thrombocytopenia (15%, 6/41). Monitor blood counts after AUCATZYL infusion. Infections Severe, including life-threatening and fatal infections occurred in patients after AUCATZYL infusion. Non-COVID-19 infections of all grades occurred in 67% (67/100) of patients. Grade 3 or higher non- COVID-19 infections occurred in 41% (41/100) of patients. AUCATZYL should not be administered to patients with clinically significant active systemic infections. Monitor patients for signs and symptoms of infection before and after AUCATZYL infusion and treat appropriately. Administer prophylactic antimicrobials according to local guidelines. Grade 3 or higher febrile neutropenia was observed in 26% (26/100) of patients after AUCATZYL infusion and may be concurrent with CRS. In the event of febrile neutropenia, evaluate for infection

Exhibit 99.1 9 and manage with broad-spectrum antibiotics, fluids, and other supportive care as medically indicated. Viral reactivation, potentially severe or life-threatening, can occur in patients treated with drugs directed against B cells. There is no experience with manufacturing AUCATZYL for patients with a positive test for human immunodeficiency virus (HIV) or with active hepatitis B virus (HBV) or active hepatitis C virus (HCV). Perform screening for HBV, HCV and HIV in accordance with clinical guidelines before collection of cells for manufacturing. Hypogammaglobulinemia Hypogammaglobulinemia and B-cell aplasia can occur in patients after AUCATZYL infusion. Hypogammaglobulinemia was reported in 10% (10/100) of patients treated with AUCATZYL including Grade 3 events in 2 patients (2%). Immunoglobulin levels should be monitored after treatment with AUCATZYL and managed per institutional guidelines including infection precautions, antibiotic or antiviral prophylaxis, and immunoglobulin replacement. The safety of immunization with live viral vaccines during or following treatment with AUCATZYL has not been studied. Vaccination with live viral vaccines is not recommended for at least 6 weeks prior to the start of lymphodepleting chemotherapy treatment, during AUCATZYL treatment, and until immune recovery following treatment with AUCATZYL. Hemophagocytic Lymphohistiocytosis/Macrophage Activation Syndrome (HLH/MAS) HLH/MAS including fatal and life-threatening reactions occurred after treatment with AUCATZYL. HLH/MAS was reported in 2% (2/100) of patients and included Grade 3 and Grade 4 events with a time of onset at Day 22 and Day 41, respectively. One patient experienced a concurrent ICANS events after AUCATZYL infusion and died due to sepsis with ongoing HLH/MAS that had not resolved. Administer treatment for HLH/MAS according to institutional standards. Hypersensitivity Reactions Serious hypersensitivity reactions, including anaphylaxis, may occur due to dimethyl sulfoxide (DMSO), an excipient used in AUCATZYL. Observe patients for hypersensitivity reactions during and after AUCATZYL infusion. Secondary Malignancies Patients treated with AUCATZYL may develop secondary malignancies. T cell malignancies have occurred following treatment of hematologic malignancies with BCMA- and CD19-directed genetically modified autologous T cell immunotherapies. Mature T cell malignancies, including CAR- positive tumors, may present as soon as weeks following infusion, and may include fatal outcomes. Monitor lifelong for secondary malignancies. In the event that a secondary malignancy occurs, contact Autolus at 1-855-288-5227 for reporting and to obtain instructions on the collection of patient samples for testing. Adverse Reactions The safety of AUCATZYL was evaluated in the FELIX study in which 100 patients with relapsed or refractory B-cell acute lymphoblastic leukemia (B-ALL) received AUCATZYL at a median dose of 410 × 106 CD19 CAR-positive viable T cells (range: 10 to 480 × 106 CD19 CAR-positive viable T cells with 90% of patients receiving the recommended dose of 410 × 106 +/- 25%).

Exhibit 99.1 10 The most common serious adverse reactions of any Grade (incidence ≥ 2%) included infections- pathogen unspecified, febrile neutropenia, ICANS, CRS, fever, bacterial infectious disorders, encephalopathy, fungal infections, hemorrhage, respiratory failure, hypotension, ascites, HLH/MAS, thrombosis and hypoxia. Nine patients (9%) experienced fatal adverse reactions which included infections (sepsis, pneumonia, peritonitis), ascites, pulmonary embolism, acute respiratory distress syndrome, HLH/MAS and ICANS. Of the 9 patients, five patients who died from infections had pre- existing and ongoing neutropenia prior to receiving bridging therapy, lymphodepletion chemotherapy treatment and/or AUCATZYL. Please see full Prescribing Information, including BOXED WARNING and Medication Guide. Forward-Looking Statements This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding the therapeutic potential and expected clinical benefits of AUCATZYL/obe-cel (obecabtagene autoleucel) for adult patients with r/r B- ALL; Autolus’ ability to generate revenues from AUCATZYL, which is dependent upon maintaining significant market acceptance among physicians, patients and healthcare payors; Autolus’ ability to obtain and maintain regulatory approval for obe-cel for adult r/r B-ALL in additional territories and the timing thereof; expectations regarding the commercialization and marketing of AUCATZYL for adult r/r B-ALL, including expanding into additional territories and the related timing of reaching patients in such territories; the development of additional product candidates, including statements regarding the initiation, timing, progress and the results of clinical studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs; commercialization, marketing and manufacturing capabilities and strategy for AUCATZYL; the timing or likelihood of regulatory filings and approvals for product candidates, along with regulatory developments in the US, EU, the UK and other foreign countries; size and growth potential of the markets for AUCATZYL and product candidates, if approved; plans to collaborate, or statements regarding our current collaborations with BioNTech and others; and estimates regarding expenses, future revenue, capital requirements and needs for additional financing. Any forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the risks that the impact of worsening macroeconomic conditions on Autolus’ business, financial position, strategy and anticipated milestones, including Autolus’ ability to conduct ongoing and planned clinical trials; Autolus’ ability to obtain a clinical supply of current or future product candidates or commercial supply of AUCATZYL or any future approved products; Autolus’ ability to obtain and maintain regulatory approval of its product candidates, including AUCATZYL and potential expansions into additional indications; Autolus’ ability and plans in continuing to establish and expand a commercial infrastructure in the US and to successfully launch, market and sell AUCATZYL and any future approved products; Autolus’ ability to successfully expand the approved indications for AUCATZYL or obtain marketing approval for AUCATZYL in additional geographies in the future; the delay of any current or planned clinical trials, whether due to

Exhibit 99.1 11 patient enrollment delays or otherwise; Autolus’ ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; the risk that Autolus’ preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the results of early clinical trials are not always being predictive of future results; the cost, timing and results of clinical trials; that many product candidates do not become approved drugs on a timely or cost effective basis or at all; and possible safety and efficacy concerns. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Autolus’ actual results to differ from those contained in the forward-looking statements, see the section titled "Risk Factors" in Autolus' Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 21, 2024 as well as discussions of potential risks, uncertainties, and other important factors in Autolus' subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Autolus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing Autolus’ views as of any date subsequent to the date of this press release. Contact: Amanda Cray +1 617-967-0207 a.cray@autolus.com Olivia Manser +44 7780 471 568 o.manser@autolus.com